EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            THE BERMAN CENTER, INC.,
                             A DELAWARE CORPORATION,

                                 ON THE ONE HAND

                                       AND

                                 LB CENTER, INC.
                             A GEORGIA CORPORATION,

                              LBC MERGERSUB, INC.,
                              A NEVADA CORPORATION,

                                  TODD FICETO,
                                 AN INDIVIDUAL,

                            CORPORATE ADVISORS GROUP,
                            AN OFFSHORE CORPORATION,

                                 PETR ONDROUSEK,
                                 AN INDIVIDUAL,

                                       AND

                             LOMAN INTERNATIONAL SA,
                            AN OFFSHORE CORPORATION,

                                ON THE OTHER HAND

                            DATED AS OF JUNE 3, 2005

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      THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is dated as of June 3,
2005, by and among The Berman Center, Inc., a Delaware corporation ("Berman Center"), on tht 6 0 e one hand, and LB Center, Inc., a publicly traded Georgia corporation formerly known as No Good TV, Inc. and Bio-Dyne Corporation ("LB Center"), LBC MergerSub, Inc., a Nevada corporation and wholly owned subsidiary of LB Center ("Merger Sub"), Todd Ficeto, an individual ("Ficeto"), Corporate Advisors Group, an offshore corporation, Petr Ondrousek, an individual, Loman International SA, an offshore corporation (Ficeto, Corporate Advisors Group,
Petr Ondrousek and Loman International SA, each of which are stockholders of LB Center, are collectively referred to as the "LB Center Stockholders"), on the other hand.

                                    RECITALS

      A. LB Center, Merger Sub, the LB Center Stockholders and Berman Center have each determined to engage in the transactions contemplated hereby (collectively, the "Merger") pursuant to which Merger Sub will merge with and into Berman Center, with Berman Center being the surviving corporation, and the outstanding shares of Berman Center shall be converted into shares of LB Center's common stock in the manner herein described.

      B. The respective boards of directors of Berman Center, LB Center and Merger Sub, and LB Center, as the sole shareholder of Merger Sub, have each approved this Agreement and the Merger.

      C. A majority of the LB Center shareholders shall approve this Agreement and the Merger prior to the Closing (as hereinafter defined).

      D. A majority of the Berman Center stockholders shall approve this Agreement and the Merger prior to the Closing.

      E. The parties intend that this Agreement shall constitute a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in reliance upon the representations and warranties hereinafter set forth, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

      1.1 Surviving Entity; Effective Time.

            (a) At the Closing, subject to the terms and conditions of this Agreement, Merger Sub shall be merged with and into Berman Center in accordance with the relevant sections of the Nevada Revised Statutes ("NRS") and the Delaware General Corporation Law (the "DGCL"), whereupon the separate existence of Merger Sub shall cease, and Berman Center shall be the surviving corporation ("Surviving Corporation") and shall take the name "The Berman Center, Inc." (the "Effective Time"). It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and the parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.


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            (b) Simultaneously with the Closing, Articles of Merger (the "Merger
Articles") shall be filed with the Secretary of State of the State of Nevada in accordance with the NRS and a Certificate of Merger (the "Merger Certificate") shall be filed with the Secretary of State of the State of Delaware in accordance with the DGCL. From and after the Effective Time, Berman Center shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of both Berman Center and Merger Sub, as provided under the NRS and the DGCL.

      1.2 Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws of Berman Center as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws, respectively, of the Surviving Corporation from and after the Effective Time, until thereafter amended in accordance with applicable law.

      1.3 Directors and Officers. From and after the Effective Time, until their successors are duly elected or appointed and qualified, the directors and officers of LB Center and the Surviving Corporation shall be the directors and officers, respectively, of Berman Center in office immediately prior to the Effective Time.

      1.4 Conversion of Shares. As of the Effective Time, by virtue of the Merger, automatically and without any action on the part of any holder thereof:

      (a) Each issued and outstanding share of common stock, $.001 par value per share, of Merger Sub shall be converted into and become one fully paid and nonassessable share of the Surviving Corporation.

      (b) Each fully paid and nonassessable share of Berman Center common stock, $.001 par value per share ("Berman Center Common Stock"), outstanding immediately prior to the Effective Time, shall be converted into 1.535999487 fully paid and nonassessable share of LB Center common stock, $.001 par value per share ("LB Center Common Stock"), the shares of LB Center Common Stock to be issued to the Berman Center shareholders to be known as the "Merger Shares."

      (c) Warrants to purchase shares of Berman Center Common Stock ("Berman Center Warrants") and options to purchase shares of Berman Center Common Stock ("Berman Center Options") outstanding immediately prior to the Effective Time, shall be assumed by LB Center and shall become warrants to purchase 1.535999487shares of LB Center Common Stock ("LB Center Warrants") or options to purchase 1.535999487 shares of LB Center Common Stock ("LB Center Options"), as applicable.

      Each of the assumed Berman Center Warrants and Berman Center Options will continue to have, and be subject to, the same terms and conditions of such Berman Center Warrants or Berman Center Options held immediately prior to the Effective Time (including, without limitation, any repurchase rights, vesting provisions and provisions regarding the acceleration of vesting on certain transactions).


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      1.5 Fractional Shares. Fractional shares of LB Center Common Stock shall not be issued in connection with the Merger Shares, but any fractional shares shall be rounded to the nearest whole share. No cash shall be issued in lieu of any fractional shares.

      1.6 Stock Certificates.

            (a) Upon surrender to LB Center of the certificates representing the Berman Center Common Stock, Berman Center Warrants or Berman Center Options (collectively, the "Berman Center Certificates"), the holders of such Berman Center Certificates shall each be entitled to receive in exchange therefor one or more certificates representing the number of shares of LB Center Common Stock, LB Center Warrants or LB Center Options, respectively, to which such holder is entitled pursuant to the provisions of Section 1.4 hereof.

            (b) Each Berman Center Certificate converted into LB Center Common Stock, LB Center Warrants or LB Center Options, respectively, shall by virtue of the Merger, and without any action on the part of the holder thereof, cease to be outstanding, be cancelled and retired and cease to exist. Until surrendered as contemplated by this Section 1.6, each holder of Berman Center Common Stock, Berman Center Warrants or Berman Center Options, respectively, shall thereafter cease to possess any rights with respect to such shares, except the right to receive upon such surrender the number of shares of LB Center Common Stock, LB Center Warrants or LB Center Options, respectively, as provided by Section 1.4 hereof.

            (c) All shares of LB Center Common Stock, LB Center Warrants or LB Center Options, respectively, delivered to the Berman Center shareholders in respect of the Berman Center Common Stock, Berman Center Warrants or Berman Center Options, respectively, in accordance with the terms of this Agreement shall be deemed to have been delivered in full satisfaction of all rights pertaining to such shares of Berman Center Common Stock, Berman Center Warrants or Berman Center Options, respectively. If, after the Effective Time, Berman Center Certificates are presented for any reason, they shall be cancelled and exchanged as provided in this Section 1.6.

      1.7 Closing. Subject to the satisfaction of the conditions precedent specified in Article 6 hereof, the closing of the Merger shall take place at 5:00 p.m. (Pacific Time) at the offices of Kirkpatrick & Lockhart Nicholson Graham LLP, on or before June 30, 2005, or at such other time and date as the parties may mutually agree (the "Closing" or the "Closing Date").

      1.8 Press Releases. At Closing, LB Center shall issue such press release or announcement of the transactions contemplated by this Agreement as may be required by the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subject to the applicable requirements of Rules 135(a) and 135(c) under the Securities Act of 1933, as amended (the "Securities Act"), and such release or announcement will be reasonably satisfactory in form and substance to Berman Center and its counsel. LB Center shall not issue any other press release or otherwise make public any information with respect to this Agreement or the transactions contemplated hereby, prior to the Closing, without the prior written consent of Berman Center which consent shall not be unreasonably withheld. Notwithstanding the foregoing, if required by law, LB Center may issue such a press release or otherwise make public such information as long as LB Center notifies Berman Center of such requirement and discusses with Berman Center in good faith the contents of such disclosure.


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                                    ARTICLE 2

                                     ESCROW

      2.1 LB Center Escrow. On the Closing Date, LB Center shall issue an additional 2,303,999 shares of LB Center Common Stock (the "LB Center Escrow Shares") to be held by The Bank of New York, as escrow agent, or such other escrow agent as is mutually acceptable to all of the parties hereto (the "Escrow Agent"). The LB Center Escrow Shares shall be held and distributed in accordance with the terms of the escrow agreement (the "Escrow Agreement") by and between LB Center, Berman Center and the Escrow Agent, in the form mutually agreed upon by LB Center, Berman Center and the Escrow Agent prior to the Closing Date.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF BERMAN CENTER

      Except as set forth under the corresponding section of the disclosure schedule delivered to LB Center, Merger Sub and the LB Center Stockholders concurrently herewith (the "Berman Center Disclosure Schedule"), which Berman Center Disclosure Schedule shall be deemed a part hereof, Berman Center hereby represents and warrants to LB Center, Merger Sub and the LB Center Stockholders as follows:

      3.1 Organization. Berman Center is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Delaware.

      3.2 Capitalization. Immediately prior to the Closing, the authorized capital stock of Berman Center will consist of 50,000,000 shares of common stock, $.001 par value per share, and 25,000,000 shares of preferred stock. Prior to the Closing, it is currently expected that there will be outstanding 12,845,422 shares of common stock, no shares of preferred stock, Berman Center Options to purchase 204,578 shares of Berman Center common stock and Berman Center Warrants to purchase 400,000 shares of Berman Center common stock. In addition, Berman Center may effect a private offering of up to $6.0 million of securities prior to the Closing whereby it will issue additional shares of common stock, preferred stock and/or warrants to purchase units of shares of its common stock.

      3.3 Certain Corporate Matters. Except as set forth in Schedule 3.3, Berman Center is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not have a material adverse effect on Berman Center's financial condition, results of operations or business. Berman Center has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.


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      3.4 Authority Relative to this Agreement. Berman Center has the requisite power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Berman Center and the consummation by Berman Center of the transactions contemplated hereby have been duly authorized by the Board of Directors of Berman Center and no other actions on the part of Berman Center are necessary to authorize this Agreement or the transactions contemplated hereby other than the consent of the shareholders of Berman Center. This Agreement has been duly and validly executed and delivered by Berman Center and constitutes a valid and binding agreement of Berman Center, enforceable against Berman Center in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

      3.5 Consents and Approvals; No Violations. Except for requirements of applicable law, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by Berman Center of the transactions contemplated by this Agreement other than those that have been or will be obtained as of the Closing. Neither the execution and delivery of this Agreement by Berman Center nor the consummation by Berman Center of the transactions contemplated hereby, nor compliance by Berman Center with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the organizational documents of Berman Center, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Berman Center is a party or by which it or its properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Berman Center, or any of its properties or assets, except in the case of clauses
(b) and (c) for violations, breaches or defaults which are not in the aggregate material to Berman Center taken as a whole.

      3.6 Financial Statements.

            (a) Prior to Closing, Berman Center will provide its audited balance sheet as at December 31, 2004, and the related statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 2004.

            (b) Prior to Closing, Berman Center will provide its unaudited balance sheet as at March 31, 2005, and the related statements of operations, changes in stockholders' equity and cash flows for the three months ended March 31, 2005.


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                                   ARTICLE 4

                        REPRESENTATIONS AND WARRANTIES OF
              LB CENTER, MERGER SUB AND THE LB CENTER STOCKHOLDERS

      Except as set forth under the corresponding section of the disclosure schedule delivered to Berman Center concurrently herewith (the "LB Center Disclosure Schedule"), which LB Center Disclosure Schedule shall be deemed a part hereof, LB Center and Merger Sub hereby, jointly and severally, represents and warrants to Berman Center and the Berman Center shareholders as follows:

      4.1 Organization. Each of LB Center and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the requisite corporate power to carry on its business as now conducted.

      4.2 Capitalization. LB Center's authorized capital stock consists of 100,000,000 shares of capital stock, all of which are designated as Common Stock, of which no more than 2,995,199 shares are issued and outstanding as of the date hereof. All issued and outstanding shares of capital stock of LB Center and Merger Sub are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. When issued, the Merger Shares will be duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, there are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which LB Center or Merger Sub is a party or which are binding upon LB Center or Merger Sub providing for the issuance by LB Center or Merger Sub or transfer by LB Center or Merger Sub of additional shares of LB Center's or Merger Sub's capital stock and neither LB Center nor Merger Sub has reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments to issue capital stock of LB Center or Merger Sub. There are no voting trusts or any other agreements or understandings with respect to the voting of LB Center's or Merger Sub's capital stock.

      4.3 Certain Corporate Matters. Each of LB Center and Merger Sub is duly licensed or qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the character of its properties or nature of its business requires it to be so licensed or qualified other than such jurisdictions in which the failure to be so licensed or qualified does not, or insofar as can reasonably be foreseen, in the future will not, have a material adverse effect on its financial condition, results of operations or business. Each of LB Center and Merger Sub has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged or in which it proposes presently to engage and to own and use the properties owned and used by it. Each of LB Center and Merger Sub has delivered to Berman Center true, accurate and complete copies of its Articles of Incorporation and Bylaws, which reflect all restatements of and amendments made thereto at any time prior to the date of this Agreement. The records of meetings of the stockholders and Boards of Directors of LB Center and Merger Sub previously furnished to Berman Center are complete and correct in all material respects. The stock records of LB Center and Merger Sub and the stockholder lists of LB Center and Merger Sub previously furnished to Berman Center are complete and correct in all material respects and accurately reflect the record ownership and the beneficial ownership of all the outstanding shares of LB Center's and Merger Sub's capital stock and any other outstanding securities issued by LB Center and Merger Sub. Neither LB Center nor Merger Sub is in default under or in violation of any provision of its Articles of Incorporation or Bylaws in any material respect. Neither LB Center nor Merger Sub is in any material default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject. LB Center has delivered to Berman Center and the Berman Center shareholders a complete copy of LB Center's financial records and tax returns from LB Center's inception to the Closing Date.


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      4.4 Authority Relative to this Agreement. Each of LB Center, Merger Sub and each of the LB Center Stockholders has the requisite corporate power and authority to enter into this Agreement and carry out its/his obligations hereunder. The execution, delivery and performance of this Agreement by LB Center and Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by the Boards of Directors of LB Center and Merger Sub and no other actions on the part of LB Center or Merger Sub are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by LB Center, Merger Sub and each of the LB Center Stockholders and constitutes a valid and binding obligation of LB Center, Merger Sub and each of the LB Center Stockholders enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

      4.5 Consents and Approvals; No Violations. Except for applicable requirements of federal securities laws and Blue Sky Laws, no filing with, and no permit, authorization, consent or approval of, any third party, public body or authority is necessary for the consummation by LB Center, Merger Sub or any of the LB Center Stockholders of the transactions contemplated by this Agreement. Neither the execution and delivery of this Agreement by LB Center, Merger Sub or the LB Center Stockholders nor the consummation by LB Center, Merger Sub or the LB Center Stockholders of the transactions contemplated hereby, nor compliance by LB Center, Merger Sub or the LB Center Stockholders with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the charter or Bylaws of LB Center or Merger Sub,
(b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which any or all of LB Center, Merger Sub or the LB Center Stockholders is a party or by which it/his or any of its/his properties or assets may be bound, or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to LB Center, Merger Sub and the LB Center Stockholders, or any of its/his/her properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to LB Center, Merger Sub or the LB Center Stockholders taken as a whole.

      4.6 Financial Statements.

            (a) LB Center has delivered to Berman Center copies of the following financial statements of LB Center (the "LB Center Financial Statements"): (i) the audited balance sheets of LB Center as at December 31, 2003 and December 31, 2004, and related statement of income, statement of cash flow, retained earnings and changes in financial position for the fiscal years ended on such dates, certified by the President and Chief Financial Officer of LB Center, and (ii) the unaudited balance sheet of LB Center as at March 31, 2005 and related statements of income, statements of cash flow, retained earnings and changes in financial position for the three-month period ended on such date, certified by the President and Chief Financial Officer of the LB Center (such balance sheets as at December 31, 2003, December 31, 2004 and March 31, 2005 and the related financial statements for the periods ended on such dates are referred to collectively as the "LB Center Financial Statements" and December 31, 2003, December 31, 2004 and March 31, 2005 are referred to as the "LB Center Financial Statement Dates").


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            (b) Except as set forth on Schedule 4.6, each of the LB Center
Financial Statements presents fairly and accurately the financial condition, results of operation and cash flows of LB Center as at and for the periods ending on the LB Center Financial Statement Dates and the results of operations and changes in financial position of LB Center for the respective periods then ended in accordance with U.S. GAAP. Except as set forth in Schedule 4.6, no uncollectible accounts receivable are reflected on any of said balance sheets without provision for an adequate reserve for uncollectible amounts; and there was no liability of any nature or in any amount that should properly be reflected or reserved against in a balance sheet prepared in conformity with U.S. GAAP applied on a basis consistent with that of the preceding periods which is not fully reflected or reserved against in the balance sheets of LB Center referred to in this Section 4.6. Except as set forth on Schedule 4.6, there are no matters of material importance relating to the condition (financial or otherwise), results of operations, business, property, assets or liabilities of LB Center, which have not been appropriately reflected or reserved against in the LB Center Financial Statements. The provisions for taxes due by LB Center in said financial statements are sufficient for all unpaid federal, state, and local taxes, whether or not disputed, in respect of their businesses and operations for all periods ended prior to or on December 31, 2004. Except as set forth on Schedule 4.6, LB Center does not know of any question relating to any of the tax or information returns of LB Center which if determined adversely to LB Center would result in the assertion of any tax deficiency.

      4.7 Events Subsequent to Financial Statements. Except as set forth in
Schedule 4.7, since March 31, 2005, there has not been:

            (a) any sale, lease, transfer, license or assignment of any assets, tangible or intangible, of LB Center;

            (b) any damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of LB Center;

            (c) except as contemplated by this Agreement, any declaration or setting aside or payment of any dividend or distribution with respect to the shares of capital stock of LB Center or any redemption, purchase or other acquisition of any such shares;

            (d) any issuance of shares of capital stock or the granting, issuance or execution of any rights, warrants, options or commitments by LB Center, as the case may be, relating to its authorized or issued capital stock, except with respect to LB Center's investment in Merger Sub;


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            (e) any subjection to any lien on any of the assets, tangible or intangible, of LB Center;

            (f) any incurrence of indebtedness or liability or assumption of obligations by LB Center or Merger Sub;

            (g) any waiver or release by LB Center or Merger Sub of any right of any material value;

            (h) any compensation or benefits paid to officers or directors of LB Center;

            (i) any change made or authorized in the Articles of Incorporation or Bylaws of LB Center;

            (j) any loan to or other transaction with any officer, director or stockholder of LB Center giving rise to any claim or right of LB Center against any such person or of such person against LB Center; or

            (k) any material adverse change in the condition (financial or otherwise) of the properties, assets, liabilities or business of LB Center.

      4.8 Undisclosed Liabilities; Insider Loans. Except as otherwise disclosed in the LB Center Financial Statements, neither LB Center nor Merger Sub has any material liability or obligation whatsoever, either direct or indirect, matured or unmatured, accrued, absolute, contingent or otherwise, including "off-balance sheet arrangements" as defined in Item 303(c) of Regulation S-K of the SEC.

      4.9 Tax Matters.

            (a) LB Center and Merger Sub have each duly filed all material federal, state, local and foreign tax returns required to be filed by or with respect to it with the Internal Revenue Service or other applicable taxing authority, and no extensions with respect to such tax returns have been requested or granted;

            (b) LB Center and Merger Sub have each paid, or adequately reserved against in the LB Center Financial Statements, all material taxes due, or claimed by any taxing authority to be due, from or with respect to it;

            (c) To the knowledge of LB Center and Merger Sub, there has been no material issue raised or material adjustment proposed (and none is pending) by the Internal Revenue Service or any other taxing authority in connection with any of LB Center's or Merger Sub's tax returns;


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            (d) No waiver or extension of any statute of limitations as to any material federal, state, local or foreign tax matter has been given by or requested from LB Center or Merger Sub; and

            (e) neither LB Center nor Merger Sub has filed a consent under
Section 341(f) of the Internal Revenue Code of 1986, as amended. For the purposes of this Section 4.9, a tax is due (and must therefore either be paid or adequately reserved against in the LB Center Financial Statements) only on the last date payment of such tax can be made without interest or penalties, whether such payment is due in respect of estimated taxes, withholding taxes, required tax credits or any other tax.

      4.10 Real Property. Neither LB Center nor Merger Sub owns or leases any real property.

      4.11 Books and Records. The corporate and financial books and records of LB Center and Merger Sub delivered to Berman Center prior to the Closing fully and fairly reflect the transactions to which LB Center and/or Merger Sub is a party or by which they or their properties are bound.

      4.12 Questionable Payments. Neither LB Center nor Merger Sub, or any of their respective employees, agents or representatives has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using LB Center's or Merger Sub's funds or made any payments from LB Center's or Merger Sub's funds to governmental officials for improper purposes or made any illegal payments from LB Center's or Merger Sub's funds to obtain or retain business.

      4.13 Environmental Matters. LB Center represents and warrants that:

            (a) To the knowledge of LB Center, after due investigation, there has been no material failure by LB Center to comply with all applicable requirements of Environmental Laws relating to LB Center, LB Center's operations, and LB Center's manufacture, processing, distribution, use, treatment, generation, recycling, reuses, sale, storage, handling, transportation or disposal of any Hazardous Material and LB Center is not aware of any facts or circumstances which could materially impair such compliance with all applicable Environmental Laws.

            (b) LB Center has not received notice from any Governmental Authority or any other person of any actual or alleged violation of any Environmental Laws, nor is any such notice anticipated.

            (c) To the knowledge of LB Center, after due investigation, Environmental Laws do not require that any permits, licenses or similar authorizations to construct, occupy or operate any equipment or facilities used in the conduct of LB Center's business.

            (d) No Hazardous Materials are now located at the Business Location, and, to the knowledge of LB Center and the LB Center Stockholders, after due investigation, LB Center has not ever caused or permitted any Hazardous Materials to be generated, placed, stored, held, handled, located or used at the Business Location, except those which may lawfully be used, transported, stored, held, handled, generated or placed at the Business Location in the conduct of LB Center's business.


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            (e) LB Center has not received any notices, whether from a
Governmental Authority or some other third party, that Hazardous Material Contamination exists at the Business Location or at any other location utilized by LB Center in the conduct of its business nor are LB Center or any of the LB Center Stockholders aware of any circumstances that would give rise to an allegation of such contamination.

            (f) To the knowledge of LB Center, after due investigation, no investigation, administrative order, consent order or agreement, litigation or settlement with respect to Hazardous Materials or Hazardous Materials Contamination is proposed, threatened, anticipated, pending or otherwise in existence with respect to the Business Location or with respect to any other site controlled or utilized by LB Center in the operation of its business. To the knowledge of LB Center and the LB Center Stockholders, after due investigation, the Business Location is not currently on, and has never been on, any federal or state "Superfund" or "Superlien" list.

            (g) For the purpose of this Section 4.13, the following terms shall have the meaning herein specified:

                  (i) "Governmental Authority" shall mean the United States, each state, each county, each city and each other political subdivision in which LB Center's business is located, and any court, political subdivision, agency or instrumentality with jurisdiction over the LB Center's business.

                  (ii) "Environmental Laws" shall mean (A) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C.A. 9601 et seq. ("CERCLA"), (B) the Resource Conservation and Recovery Act, as amended by the Hazardous and Solid Waste Amendment of 1984, 42 U.S.C.A. 6901 et seq. ("RCRA"), (C) the Clean Air Act, 42 U.S.C.A. 7401 et seq., (D) the Federal Water Pollution Control Act, as amended, 33 U.S.C.A. 1251 et seq., (E) the Toxic Substances Control Act, 15 U.S.C.A. 2601 et seq., (F) all applicable state laws, and (G) all other laws and ordinances relating to municipal waste, solid waste, air pollution, water pollution and/or the handling, discharge, disposal or recovery of on-site or off-site hazardous substances or materials, as each of the foregoing has been or may hereafter be amended from time to time.

                  (iii) "Hazardous Materials" shall mean, among others, (A) any "hazardous waste" as defined by RCRA, and regulations promulgated thereunder;
(B) any "hazardous substance" as defined by CERCLA, and regulations promulgated thereunder; (C) any "toxic pollutant" as defined in the Federal Water Pollution Prevention and Control Act, as amended, 33 U.S.C. 1251 et seq., (commonly known as "CWA" for "Clean Water Act"), and any regulations thereunder; (D) any "hazardous air pollutant" as defined in the Air Pollution Prevention and Control Act, as amended, 42 U.S.C. 7401 et seq. (commonly known as "CAA" for "Clean Air Act") and any regulations thereunder;(E)asbestos;(F) polychlorinated biphenyls;
(G) any substance the presence of which at the Business Location (as hereinafter defined) is prohibited by any Environmental Laws; and (H) any other substance which is regulated by any Environmental Laws.

                  (iv) "Hazardous Materials Contamination" shall mean the presence of Hazardous Materials in the soil, groundwater, air or any other media regulated by the Environmental Laws on, under or around Cyberkinetics's or Global Yacht's facilities, as applicable, at levels or concentration which trigger any requirement under the Environmental Laws to remove, remediate, mitigate, abate or otherwise reduce the level or concentration of the Hazardous Materials. The term "Hazardous Materials Contamination" does not include the presence of Hazardous Materials in process tanks, lines, storage or reactor vessels, delivery trucks or any other equipment or containers, which Hazardous Materials are used in the manufacture, processing, distribution, use, storage, sale, handling, transportation, recycling, reuse or disposal of the LB Center's products.

                  (v) "Business Location" shall mean any real property, building, facility or structure owned, leased or occupied by the LB Center at any time from its inception until the present.

      4.14 Intellectual Property. Other than listed on Schedule 4.14, neither LB Center nor Merger Sub owns or uses any trademarks, trade names, service marks, patents, copyrights or any applications with respect thereto. Neither LB Center nor Merger Sub has any knowledge of any claim that, or inquiry as to whether, any product, activity or operation of LB Center or Merger Sub infringes upon or involves, or has resulted in the infringement of, any trademarks, trade-names, service marks, patents, copyrights or other proprietary rights of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened.

      4.15 Insurance. Neither LB Center nor Merger Sub has any insurance policies in effect.

      4.16 Contracts. Neither LB Center nor Merger Sub has any material contracts, leases, arrangements or commitments (whether oral or written). Neither LB Center nor Merger Sub is a party to or bound by or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (a) the employment of any person; (b) collective bargaining with, or any representation of any employees by, any labor union or association; (c) the acquisition of services, supplies, equipment or other personal property; (d) the purchase or sale of real property; (e) distribution, agency or construction; (f) lease of real or personal property as lessor or lessee or sublessor or sublessee; (g) lending or advancing of funds; (h) borrowing of funds or receipt of credit; (i) incurring any obligation or liability; or (j) the sale of personal property.

      4.17 Litigation. Neither LB Center nor Merger Sub is subject to any judgment or order of any court or quasijudicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending against LB Center or Merger Sub. Neither LB Center nor Merger Sub is a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings against or investigations of LB Center or Merger Sub, and neither LB Center nor Merger Sub knows of any such action, suit, proceeding or investigation having been threatened or of any basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting LB Center or Merger Sub or to which LB Center or Merger Sub is a party.

      4.18 Employees. Neither LB Center nor Merger Sub has any employees. Neither LB Center nor Merger Sub owes any compensation of any kind, deferred or otherwise, to any current or previous employees. Neither LB Center nor Merger Sub has any written or oral employment agreements with any officer or director of LB Center or Merger Sub. Neither LB Center nor Merger Sub is a party to or bound by any collective bargaining agreement. There are no loans or other obligations payable or owing by LB Center or Merger Sub to any stockholder, officer, director or employee of LB Center or Merger Sub, nor are there any loans or debts payable or owing by any of such persons to LB Center or Merger Sub or any guarantees by LB Center or Merger Sub of any loan or obligation of any nature to which any such person is a party.

      4.19 Employee Benefit Plans. Neither LB Center nor Merger Sub has any (a) non-qualified deferred or incentive compensation or retirement plans or arrangements, (b) qualified retirement plans or arrangements, (c) other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements or (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by LB Center or Merger Sub.

      4.20 Legal Compliance. Except as set forth in Schedule 4.20, LB Center is in compliance in all material respects with all rules, regulations and requirements of the securities laws and the SEC, and any other applicable foreign, federal, state and local laws and regulations. No claim has been filed against LB Center or Merger Sub alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. LB Center and Merger Sub each holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of its business as presently conducted.

      4.21 Subsidiaries. Except for all of the issued and outstanding shares of capital stock of Merger Sub, LB Center does not own any capital stock or have any interest in any corporation, partnership, or other form of business organization. LB Center owns all of the capital stock or other equity interests of Merger Sub free and clear of any liens, charges, security interests, encumbrances, rights of first refusal, preemptive rights or other restrictions.

      4.22 Broker's Fees. Neither LB Center, Merger Sub nor the LB Center Stockholders, nor anyone on their behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder's fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with this Agreement.

      4.23 Registration Rights. Except as set forth in Schedule 4.23, LB Center has not granted or agreed to grant to any person or entity any rights (including "piggy back" registration rights) to have any securities of LB Center registered with the Securities and Exchange Commission or any other governmental authority that have not been satisfied.

      4.24 No Disagreements with Accountants and Lawyers. There are no disagreements of any kind presently existing, or reasonably anticipated by LB Center to arise, between the accountants and lawyers formerly or presently employed by LB Center and LB Center is current with respect to any fees owed to its accountants and lawyers.

      4.25 Disclosure. The representations and warranties and statements of fact made by LB Center, Merger Sub and each of the LB Center Stockholders in this Agreement are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein not false or misleading.

                                   ARTICLE 5

                     COVENANTS AND AGREEMENTS OF THE PARTIES
                           EFFECTIVE PRIOR TO CLOSING

      5.1 Corporate Examinations and Investigations. Prior to the Closing, each party shall be entitled, through its employees and representatives, to make such investigations and examinations of the books, records and financial condition of Berman Center, LB Center and Merger Sub as each party may request. In order that each party may have the full opportunity to do so, Berman Center, LB Center and Merger Sub shall furnish each party and its representatives during such period with all such information concerning the affairs of Berman Center, LB Center or Merger Sub as each party or its representatives may reasonably request and cause Berman Center, LB Center or Merger Sub and their respective officers, employees, consultants, agents, accountants and attorneys to cooperate fully with each party's representatives in connection with such review and examination and to make full disclosure of all information and documents requested by each party and/or its representatives. Any such investigations and examinations shall be conducted at reasonable times and under reasonable circumstances, it being agreed that any examination of original documents will be at each party's premises, with copies thereof to be provided to each party and/or its representatives upon request.

      5.2 Cooperation; Consents. Prior to the Closing, each party shall cooperate with the other parties to the end that the parties shall (i) in a timely manner make all necessary filings with, and conduct negotiations with, all authorities and other persons the consent or approval of which, or the license or permit from which is required for the consummation of the Merger and
(ii) provide to each other party such information as the other party may reasonably request in order to enable it to prepare such filings and to conduct such negotiations.

      5.3 Conduct of Business. Subject to the provisions hereof, from the date hereof through the Closing, each party hereto shall conduct its business in the ordinary course and in such a manner so that the representations and warranties contained herein shall continue to be true and correct in all material respects as of the Closing as if made at and as of the Closing. In addition, without the prior written consent of Berman Center, none of LB Center, Merger Sub or the LB Center Stockholders (as it relates to LB Center and Merger Sub) shall enter into any material transactions or incur any material liability not required or specifically contemplated hereby, without first obtaining the written consent of Berman Center. Without the prior written consent of Berman Center, LB Center, Merger Sub or the LB Center Stockholders, as the case may be, except as required or specifically contemplated hereby, each party shall not undertake or fail to undertake any action if such action or failure would render any of said warranties and representations untrue in any material respect as of the Closing.

      5.4 Litigation. From the date hereof through the Closing, each party hereto shall promptly notify the representative of the other parties of any lawsuits, claims, proceedings or investigations which after the date hereof are threatened or commenced against such party or any of its affiliates or any officer, director, employee, consultant, agent or shareholder thereof, in their capacities as such, which, if decided adversely, could reasonably be expected to have a material adverse effect upon the condition (financial or otherwise), assets, liabilities, business, operations or prospects of Berman Center, LB Center or Merger Sub.

      5.5 Notice of Default. From the date hereof through the Closing, each party hereto shall give to the representative of the other parties prompt written notice of the occurrence or existence of any event, condition or circumstance occurring which would constitute a violation or breach of this Agreement by such party or which would render inaccurate in any material respect any of such party's representations or warranties herein.

      5.6 Continuation of Insurance Coverage. From the date hereof to the Closing, each party hereto shall keep in full force and effect insurance coverage for its assets and operations comparable in amount and scope to the coverage now maintained covering its assets and operations.

                                   ARTICLE 6

                              CONDITIONS TO CLOSING
                           AND POST-CLOSING COVENANTS

      6.1 Conditions to Obligations of Berman Center. The obligations of Berman Center under this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of each of the following conditions:

            (a) Closing Deliveries. At the Closing, LB Center shall have delivered or caused to be delivered to Berman Center the following:

                  (i) resolutions duly adopted by the Board of Directors of each of LB Center and Merger Sub, and authorizing and approving the Merger and the execution, delivery and performance of this Agreement;

                  (ii) a certificate of good standing for each of LB Center and Merger Sub from the Secretary of State of the States of Georgia and Nevada, respectively, dated not earlier than three (3) days prior to the Closing Date;

                  (iii) subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 thereunder, written resignations of all officers and directors of LB Center in office immediately prior to the Closing, and board resolutions electing the following individuals to the positions with LB Center listed opposite their names below:

Samuel Chapman...........     Chief Executive Officer and Chairman of the Board
Dr. Laura Berman.........     President and Director
William McDunn...........     Chief Financial Officer
Allan Charles, MD........     Director
Alger Chapman............     Director
Stuart Cornew............     Director
Jan Fawsett, MD..........     Director
Robert Goodman...........     Director
Micheal Romano...........     Director

                  (iv) certificates from each of LB Center, Merger Sub and the LB Center Stockholders representing that the information set forth in Section 6.1(b) is true as of the Closing Date.

                  (v) such other documents as Berman Center may reasonably request in connection with the transactions contemplated hereby.

            (b) Representations and Warranties to be True. The representations and warranties of LB Center, Merger Sub and the LB Center Stockholders herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. LB Center, Merger Sub and the LB Center Stockholders shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

            (c) Equity Financing. Prior to the Closing Date, Berman Center shall have legally binding commitments from investors for an equity financing of at least $3,000,000 (the "Equity Financing") which shall close immediately following the Merger.

            (d) Delaware Reincorporation. LB Center shall have executed an Agreement and Plan of Merger (the "Reincorporation Agreement") for the reincorporation of LB Center from the State of Georgia to the State of Delaware; provided, however that such Reincorporation Agreement shall be in form and substance acceptable to Berman Center, in its reasonable discretion.

            (e) Shareholder Consent. A requisite percentage of the Berman Center shareholders shall have approved the Merger.

            (f) Escrow Shares. LB Center shall have issued 2,303,999 shares of LB Center Common Stock, which shall constitute the LB Center Escrow Shares, and deposited such shares with the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement.

      6.2 Conditions to Obligations of LB Center, Merger Sub and the LB Center Stockholders. The obligations of LB Center, Merger Sub and the LB Center Stockholders under this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of each of the following conditions:

            (a) Closing Deliveries. On the Closing Date, Berman Center shall have delivered to LB Center such documents as LB Center may reasonably request in connection with the transactions contemplated hereby.

            (b) Representations and Warranties to be True. The representations and warranties of Berman Center herein contained shall be true in all material respects at the Closing with the same effect as though made at such time. Berman Center shall have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing.

                                   ARTICLE 7

                         TERMINATION; AMENDMENT; WAIVER

      7.1 Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by Berman Center stockholders and LB Center stockholders, by mutual written consent of Berman Center and LB Center by action of their respective Boards of Directors.

      7.2 Termination by either LB Center or Berman Center. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either LB Center or Berman Center if:

            (a) the Merger shall not have been consummated by June 30, 2005, whether such date is before or after the date of approval of the Merger by Berman Center's stockholders and LB Center's stockholders (the "Termination Date"); or

            (b) any law permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval of the Merger by Berman Center's stockholders and LB Center's stockholders); provided, however, that the right to terminate this Agreement pursuant to this Section 7.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

      7.3 Termination by Berman Center. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by Berman Center's stockholders and LB Center's stockholders by action of Berman Center's board of directors, if:

            (a) (i) any of LB Center's representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section 6.1 would not be satisfied, or (ii) if (A) any of LB Center's representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.1 would not be satisfied and (B) such inaccuracy has not been cured by LB Center within ten (10) business days after its receipt of written notice thereof and remains uncured at the time notice of termination is given, or (iii) LB Center's representation and warranties with respect to its capitalization are inaccurate such that there are shares or rights to obtain shares outstanding in addition to those initially disclosed;

            (b) Berman Center' due diligence examination of LB Center and its assets and business reveals information that varies materially or adversely from the understandings upon which Berman Center agreed to proceed with the transactions contemplated by this Agreement, as determined by Berman Center in its reasonable discretion;

            (c) Berman Center receives an unsolicited proposal or offer from a person or entity, or any affiliate thereof, for a tender or exchange offer, merger, consolidation or other business combination involving Berman Center or any proposal to acquire in any manner a substantial equity interest in, or all or substantially all of the assets of Berman Center (an "Acquisition Proposal"), and the Board of Directors of Berman Center determines in good faith that its fiduciary obligations under applicable law require that such Acquisition Proposal be accepted; or

            (d) since the date of this Agreement, LB Center shall have suffered any material adverse effect on its financial condition, results of operations or business.

      7.4 Termination by LB Center. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Merger by Berman Center's stockholders and LB Center's stockholders, by action of the Board of Directors of LB Center, if (i) any of Berman Center's representations and warranties shall have been inaccurate as of the date of this Agreement, such that the condition set forth in Section
6.2 would not be satisfied, or (ii) if (A) any of Berman Center's representations and warranties become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 6.2 would not be satisfied and (B) such inaccuracy has not been cured by Berman Center within ten (10) business days after its receipt of written notice thereof and remains uncured at the time notice of termination is given.

      7.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, consultants, contractors, agents, legal and financial advisors, or other representatives); provided, however, that except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

                                    ARTICLE 8

                                 INDEMNIFICATION

      8.1 Survival of Warranties.

      (a) Representations, Warranties and Covenants made by LB Center, Merger Sub and the LB Center Stockholders. All representations, warranties and covenants made by LB Center, Merger Sub and the LB Center Stockholders herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect for a period of twenty four (24) months following the Closing Date. Notwithstanding the preceding sentence, any claim for indemnity for breach of a representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which such representation or warranty otherwise would terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

      (b) Representations, Warranties and Covenants made by Berman Center. All representations, warranties and covenants made by Berman Center herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing for a period of twenty four (24) months.

      8.2 LB Center, Merger Sub and the LB Center Stockholders Indemnification. From and after the Closing and for a period of twenty four (24) months following the Closing Date, subject to the limitations set forth in this Article 8, LB Center, Merger Sub and the LB Center Stockholders will, jointly and severally, indemnify, defend, and hold harmless Berman Center and its respective shareholders, officers, directors, agents, attorneys and employees (the "Indemnified Persons") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, attorneys' fees and expenses of investigation and defense (net of any directly related insurance payments or recoveries received or to be received from third party insurers) (collectively, "Damages") arising out of any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by LB Center, Merger Sub and/or the LB Center Stockholders in this Agreement or any exhibit or schedule to this Agreement (each a "LB Center Breach" and collectively, "LB Center Breaches"). The indemnification obligations of LB Center, Merger Sub and the LB Center Stockholders set forth in this
Section 8.2 shall be satisfied solely by the distribution of LB Center Escrow Shares as further set forth in the Escrow Agreement.

      8.3 No Liability for Shareholders. Except as otherwise set forth in this Agreement, in no event shall the shareholders of Berman Center be liable to LB Center, Merger Sub, the LB Center Stockholders, nor shall the stockholders of LB Center be liable to Berman Center or the other indemnitees described in Section 8.2, for any consequential, exemplary, punitive, or speculative damages, except to the extent any such otherwise excluded damages are a component of Damages which arise out of a third party claim for which such indemnified party becomes liable and for which third party claim they are entitled to indemnification pursuant to this Article 8.

      8.4 Sole Remedy.

      (a) LB Center, Merger Sub and LB Center Stockholders. The ability to terminate the Merger in the event of a breach of the representations and warranties or covenants by Berman Center, as set forth in Section 7.4, shall be the sole remedy at law available for any such breach; provided, however, that this limitation shall not prevent LB Center, Merger Sub or the LB Center Stockholders from seeking equitable remedies or any legal remedies for claims arising with respect to this Agreement from willful misconduct or fraud.

      (b) Berman Center. The ability to terminate the Merger in the event of a breach of the representations and warranties or covenants by LB Center, Merger Sub or the LB Center Stockholders, as set forth in Section 7.3, and the distribution of LB Center Escrow Shares, as provided in the Escrow Agreement, shall be the sole remedies at law for the satisfaction of (i) the indemnification obligations set forth in Section 8.2 and (ii) any other claim for monetary damages arising from a breach of this Agreement; provided, however, that this limitation shall not prevent Berman Center from seeking equitable remedies or any legal remedies for claims arising with respect to this Agreement from willful misconduct or fraud.

                                    ARTICLE 9

                               GENERAL PROVISIONS

      9.1 Name Change. The parties agree to take whatever actions that are necessary to change the name of LB Center to "The Berman Center, Inc." or to any other such name as proposed by Berman Center as of or as soon as possible after the Effective Time.

      9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed by registered or certified mail (postage prepaid and return receipt requested) to the party to whom the same is so delivered, sent or mailed at addresses set forth on the signature page hereof (or at such other address for a party as shall be specified by like notice).

      9.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

      9.4 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party's anticipated benefits under this Agreement.

      9.5 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise, except as may be mutually agreed upon by the parties hereto.

      9.6 Separate Counsel. Each party hereby expressly acknowledges that it has been advised to seek its own separate legal counsel for advice with respect to this Agreement, and that no counsel to any party hereto has acted or is acting as counsel to any other party hereto in connection with this Agreement.

      9.7 Governing Law; Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, U.S.A. Any and all actions brought under this Agreement shall be brought in the state and/or federal courts of the United States sitting in Delaware and each party hereby waives any right to object to the convenience of such venue.

      9.8 Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts, which together shall constitute a single agreement. This Agreement and any documents relating to it may be executed and transmitted to any other party by facsimile, which facsimile shall be deemed to be, and utilized in all respects as, an original, wet-inked document.

      9.9 Amendment. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all parties hereto.

      9.10 Parties In Interest: No Third Party Beneficiaries. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, legal representatives, successors and assigns of the parties hereto. This Agreement shall not be deemed to confer upon any person not a party hereto any rights or remedies hereunder.

      9.11 Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

      9.12 Expenses. At or prior to the Closing, the parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

      9.13 Schedules. If there is any inconsistency between the statements in the body of this Agreement and those in the schedules (other than an exception expressly set forth in the schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

      9.14 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

      9.15 Incorporation of Exhibits and Schedules. The exhibits, schedules, and other attachments identified in this Agreement are incorporated herein by reference and made a part hereof.

                               [SIGNATURES FOLLOW]

      IN WITNESS WHEREOF, the parties have executed this Agreement and Plan of Merger as of the date first written above.

                                        THE BERMAN CENTER, INC.

                                        By: /s/ SAMUEL CHAPMAN
                                            ------------------------------------
                                        Name:  Samuel Chapman
                                        Title: Chief Executive Officer

                                        LB CENTER, INC.

                                        By: /s/ TODD FICETO
                                            ------------------------------------
                                        Name:  Todd Ficeto
                                        Title:    Chief Executive Officer

                                        LBC MERGERSUB, INC.

                                        By: /s/ TODD FICETO
                                            ------------------------------------
                                        Name:  Todd Ficeto
                                        Title:    Chief Executive Officer

                                        LB CENTER STOCKHOLDERS


                                        By: /s/ TODD FICETO
                                            ------------------------------------
                                        Name:  Todd Ficeto


                                            /s/ FLORIAN HOMM
                                            ------------------------------------
                                        By:    Corporate Advisors Group
                                        Name:  Florian Homm
                                        Title:


                                        By: /s/ PETR ONDROUSEK
                                            ------------------------------------
                                        Name:  Petr Ondrousek


                                            /s/ ADAM KRAVITZ
                                            ------------------------------------
                                        By:    Loman International SA
                                        Name:  Adam Kravitz
                                        Title: Authorized Signatory

                              DISCLOSURE SCHEDULES

Schedule 3.3

The Berman Center, Inc. filed on June 3, 2005 with the Secretary of State's Office of the State of Illinois an application for qualification to transact business as a corporation in the state thereof.

Schedule 4.7(i)

On May 4, 2005, LB Center changed its name from No Good TV, Inc. to LB Center, Inc.

Schedule 4.20

LB Center ceased operations in 1996 and has not filed a '34 Act report since
1996.

Schedule 4.23

Todd M. Ficeto, Hunter Ficeto, Natalia Ficeto, Corporate Advisors Group Europe, Loman International SA and Petr Ondrousek have demanded registration rights with regard to the shares they own of LB Center, Inc.


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